Exhibit 99.2

Graham Corporation t 20 Florence Avenue t Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Declares Quarterly Cash Dividend

BATAVIA, NY, May 30, 2018 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, announced that its Board of Directors, at its regular meeting, declared a quarterly cash dividend of $0.09 per common share.

The dividend will be payable on June 27, 2018 to stockholders of record at the close of business on June 13, 2018.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

For more information, contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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